UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 16, 2011

CROCS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-51754	20-2164234
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7477 East Dry Creek Parkway Niwot, Colorado		80503
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 848-7000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 16, 2011, Crocs, Inc. (the “Company”) and its subsidiaries, Crocs Retail, Inc., Ocean Minded, Inc., Jibbitz, LLC and Bite, Inc. (collectively with the Company, the “Borrowers”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with the lenders named therein and PNC Bank, National Association (“PNC”), as a lender and administrative agent for the lenders.

The Credit Agreement provides for a revolving credit facility of $70 million, which can be increased to $100 million subject to certain conditions. Borrowings under the Credit Agreement bear interest at a variable rate. For domestic rate loans, the interest rate is equal to the highest of (i) the daily federal funds open rate as quoted by ICAP North America, Inc. plus 0.5%, (ii) PNC’s prime rate and (iii) a daily LIBOR rate plus 1.0%, in each case plus a margin ranging from 0.75% to 1.50% based on certain conditions. For LIBOR rate loans, the interest rate is equal to a LIBOR rate plus a margin ranging from 1.75% to 2.50% based on certain conditions. The Credit Agreement requires monthly interest payments with respect to domestic rate loans and at the end of each interest period with respect to LIBOR rate loans.

The Credit Agreement will mature on December 16, 2016. The Credit Agreement contains customary restrictive and financial covenants, including without limitation, (a) covenants requiring the Borrowers to (i) pay certain fees, (ii) maintain, at the end of each fiscal quarter, a fixed charge coverage ratio of not less than 1.25 to 1.0 and (ii) maintain a leverage ratio at all times no greater than 3.00 to 1.00; and (b) covenants prohibiting the Borrowers from (i) entering into certain merger, consolidation or other reorganization transactions with, or acquiring all or a substantial portion of the assets or equity interests of, any person or entity, (ii) selling, leasing or transferring any of its properties or assets, with certain exceptions, including sales of inventory in the ordinary course of business, (iii) creating certain liens on any of its properties or assets, (iv) making any capital expenditure in excess of $60 million during any fiscal year, (v) declaring, paying or making any dividend or distribution, or (vi) creating, incurring or assuming additional indebtedness, in each case subject to certain exceptions. The Credit Agreement also requires the Borrowers to prepay borrowings under the Credit Agreement in the event of certain dispositions of property.

The Credit Agreement also contains customary events of default. If an event of default under the Credit Agreement occurs and is continuing, then the lenders may declare any outstanding obligations under the Credit Agreement immediately due and payable and the lenders shall have the right to terminate the Credit Agreement. In addition, if any order for relief is entered under bankruptcy laws with respect to the Company, then any outstanding obligations under the Credit Agreement will be immediately due and payable.

Borrowings under the Credit Agreement are secured by all of the assets of the Borrowers, including all receivables, equipment, general intangibles, inventory, investment property, subsidiary stock and intellectual property of the Borrowers. In addition, certain subsidiaries of the Company guaranty the obligations of the Borrowers and grant security interests to the Bank in certain assets owned by such subsidiary guarantors.

The above summary does not purport to be a complete summary of the Credit Agreement and is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Amended and Restated Credit Agreement, dated December 16, 2011, among Crocs, Inc., Crocs Retail, Inc., Ocean Minded, Inc., Jibbitz, LLC, Bite, Inc., the lenders named therein and PNC Bank, National Association, as a lender and administrative agent for the lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROCS, INC.

Date: December 19, 2011	By:	/s/ Jeffrey J. Lasher
Jeffrey J. Lasher
Senior Vice President – Finance, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Credit Agreement, dated December 16, 2011, among Crocs, Inc., Crocs Retail, Inc., Ocean Minded, Inc., Jibbitz, LLC, Bite, Inc., the lenders named therein and PNC Bank, National Association, as a lender and administrative agent for the lenders.